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                        HEALTHCARE IMAGING SERVICES, INC.


                                 October 1, 1998

Joseph J. Raymond
Address:______________________


Dear Joe:

      Reference is made to the Lease, dated as of September 17, 1998 (the "Lease"), between DVI Realty Company ("DVI Realty") and Healthcare Imaging Services, Inc. ("HIS"). In consideration of your agreeing to the sale of the property underlying the Lease (the "Property") to DVI Realty pursuant to that certain Contract of Sale, dated as of September 17, 1998, between DMR Associates, L.P. and DVI Realty (thereby permitting HIS to decrease its monthly rental payments with respect to such property), HIS hereby agrees that, to the extent HIS exercises the purchase option granted to it under Section 3 of the Lease and thereafter sells the Property to an unrelated third party (other than in connection with a merger, consolidation, sale of substantially all of the assets of HIS or similar transaction), you will be entitled to receive an amount equal to sixty percent (60%) of any and all "Profits" (as hereinafter defined) realized by HIS upon such sale. For purposes hereof, "Profits" shall be defined as the net proceeds received by HIS upon such sale less HIS's depreciated basis in the Property at the time of such sale (as such basis is calculated by HIS' accountants in accordance with generally accepted accounting principles and in a manner consistent with HIS' then most recently audited financial statements). Such amount shall be payable to you as soon as practicable after the closing of such sale (but in any event within thirty (30) days).

                              Sincerely,

                              HEALTHCARE IMAGING SERVICES, INC.


                            By: /s/ Elliott H. Vernon
                                    Elliott H. Vernon
                                    Chairman, President and Chief Executive
                                     Officer